UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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ROLLINS, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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ROLLINS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
2170 Piedmont Road, N.E., Atlanta, Georgia 30324

TO THE HOLDERS OF THE COMMON STOCK:

PLEASE TAKE NOTICE that the 2015 Annual Meeting of Stockholders of ROLLINS, INC., a Delaware corporation (the “Company”), will be held at the Company’s corporate office located at 2170 Piedmont Road, N.E., Atlanta, Georgia, on Tuesday, April 28, 2015, at 12:15 P.M. for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect three Class II nominees identified in the attached Proxy Statement to the Board of Directors;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	To amend the Certificate of Incorporation of the Company to increase the number of authorized shares of capital stock to 375,500,000 shares;

4.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment of the meeting.

The Proxy Statement dated March 20, 2015 is attached.

The Board of Directors has fixed the close of business on March 2, 2015, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

This Proxy Statement and accompanying proxy card are being mailed to our stockholders along with the Company’s 2014 Annual Report for the fiscal year ended December 31, 2014. Voting can be completed by returning the proxy card, through the telephone at 1-800-690-6903 or online at www.proxyvote.com.

Important notice regarding the availability of proxy materials for the Annual Meeting of the Stockholders to be held on April 28, 2015: The proxy statement and annual report to security holders are available at https://materials.proxyvote.com/775711.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas E. Luczynski

Secretary

Atlanta, Georgia

March 20, 2015

Whether or not you expect to attend the annual meeting, please sign, date and return the enclosed proxy card promptly. Alternatively, you may give a proxy by telephone or over the Internet by following the instructions on your proxy card. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

PROXY STATEMENT

This Proxy Statement and a form of proxy were first mailed to stockholders on or about March 20, 2015. The following information concerning the proxy and the matters to be acted upon at the Annual Meeting of Stockholders to be held on April 28, 2015, is submitted by the Company to the stockholders in connection with the solicitation of proxies on behalf of the Company’s Board of Directors.

Three-for-two stock split – The Board of Directors, at their meeting on January 27, 2015, authorized a three-for-two stock split to stockholders of record on February 10, 2015, payable on March 10, 2015. All shares, per share and market price data herein have been adjusted for this split.

SOLICITATION OF AND POWER TO REVOKE PROXY

A form of proxy is enclosed. Each proxy submitted will be voted as directed, but if not otherwise specified, proxies solicited by the Board of Directors of the Company will be voted in favor of the candidates for the election to the Board of Directors, in favor of ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2015, and in favor of the proposal to amend the Certificate of Incorporation of the Company to increase the number of authorized shares of capital stock to 375,500,000 shares.

A stockholder executing and delivering a proxy has power to revoke the same and the authority thereby given at any time prior to the exercise of such authority, if he so elects, by contacting either proxy holder, by timely submitting a later dated proxy changing your vote, or by attending the meeting and voting in person. However, a beneficial stockholder who holds his shares in street name must secure a proxy from his broker before he can attend the meeting and vote. All costs of solicitation have been, and will be, borne by the Company.

Householding and Delivery of Proxy Materials

The Company has adopted the process called “householding” for any proxy materials in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy material, unless we receive contrary instructions from any stockholder at that address. The Company will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy material at the same address, additional copies will be provided to you promptly upon written or oral request. If you are a stockholder of record, you may contact us by writing to the Company 2170 Piedmont Rd., NE, Atlanta, GA 30324 or by calling 404-888-2000. Eligible stockholders of record receiving multiple copies of the proxy material can request householding by contacting the Company in the same manner.

CAPITAL STOCK

The outstanding capital stock of the Company on March 2, 2015 consisted of 218,652,100 shares of Common Stock, par value $1.00 per share. Holders of Common Stock are entitled to one vote (non-cumulative) for each share of such stock registered in their respective names at the close of business on March 2, 2015, the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. In accordance with the General Corporation Law of the state of Delaware, the election of the nominees named herein as Directors will require the affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote in the election provided that a quorum is present at the Annual Meeting. In the case of a plurality vote requirement (as in the election of directors), where no particular percentage vote is required, the outcome is solely a matter of comparing the number of votes cast for each nominee, with those nominees receiving the most votes being elected, and hence only votes for director nominees (and not abstentions) are relevant to the outcome. In this case, the nominees receiving the most votes will be elected. The affirmative vote of a majority of a quorum of the Company’s outstanding shares of Common Stock present and entitled to vote at the meeting is required to approve the ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2015. Abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect on the proposal for the ratification of the appointment of the Company’s independent registered public accounting firm. The affirmative vote of holders of a majority of the outstanding shares of Common Stock of the Company is required for approval of the proposal to amend the Certificate of Incorporation. With respect to the proposal to approve the amendment of the Company’s Certificate of Incorporation, abstentions and broker non-votes will have the effect of a vote against the proposal. There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this Proxy Statement. It is expected that shares held of record by officers and directors of the Company, which in the aggregate represent approximately 57 percent of the outstanding shares of Common Stock, will be voted for the nominees, for the ratification of the appointment of the Company’s independent registered public accounting firm and for the amendment of the Certificate of Incorporation.

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STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The names of the executives recognized in the Summary Compensation Table and the name and address of each stockholder (or “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who owned beneficially over five percent (5%) of the shares of Common Stock of the Company on March 2, 2015, together with the number of shares owned by each such person and the percentage of outstanding shares that ownership represents, and information as to Common Stock ownership of the executive officers and directors of the Company as a group (according to information received by the Company) are set out below:

Name and Address of Beneficial Owner	Amount Beneficially Owned (1)		Percent of Outstanding Shares

R. Randall Rollins Chairman of the Board 2170 Piedmont Road, N.E. Atlanta, Georgia	115,668,270	(2)	52.9

Gary W. Rollins Vice Chairman and Chief Executive Officer 2170 Piedmont Road, N.E. Atlanta, Georgia	117,331,388	(3)	53.6

Harry J. Cynkus Senior Vice President, Chief Financial Officer and Treasurer 2170 Piedmont Road, N.E. Atlanta, Georgia	1,899,180	(4)	0.9

John F. Wilson President and Chief Operating Officer 2170 Piedmont Road, N.E. Atlanta, Georgia	331,229	(5)	0.2

Eugene A. Iarocci Vice President 2170 Piedmont Road, N.E. Atlanta, Georgia	188,332	(6)	0.1

All Directors and Executive Officers as a group (13 persons)	123,708,692	(7)	56.5

(1)	Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(2)	Includes 6,906,544 shares of the Company Common Stock held in three trusts of which he is a Co Trustee and as to which he shares voting and investment power. Also includes 477,661* shares of the Company held by his wife. Also includes 107,483,337 shares of Company Common Stock owned by RFPS Management Company I, Limited Partnership. The general partner of RFPS is RFA Management Company, LLC, a Georgia limited liability company, managed by LOR, Inc. Mr. R. Randall Rollins is an officer and director of LOR, Inc. Mr. R. Randall Rollins and Mr. Gary W. Rollins have voting control of LOR, Inc. Also includes 255,750 shares of restricted stock awards for Company Common Stock, 12,888 shares of Company Common Stock in an individual retirement account and 5,227 shares of Company Stock in the Rollins 401(k) Savings Plan. Mr. Rollins is part of a control group holding company securities that includes Mr. Gary Rollins, as disclosed on a Schedule 13D on file with the U.S. Securities and Exchange Commission.

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(3)	Includes 6,906,544 shares of the Company in three trusts of which he is a Co Trustee and as to which he shares voting and investment power. Also includes 107,483,337 shares of Company Common Stock owned by RFPS Management Company I, Limited Partnership. The general partner of RFPS is RFA Management Company, LLC, a Georgia limited liability company, managed by LOR, Inc. Mr. Gary W. Rollins is an officer and director of LOR, Inc. Mr. R. Randall Rollins and Mr. Gary W. Rollins have voting control of LOR, Inc. Also includes 283,500 shares of restricted stock awards for Company Common Stock, 33,802 shares of Company Common Stock in the Company’s employee stock purchase plan, and 4,307 shares of Company Common Stock held in the Rollins 401(k) Savings Plan. Mr. Rollins is part of a control group holding company securities that includes Mr. R. Randall Rollins, as disclosed on a Schedule 13D on file with the U.S. Securities and Exchange Commission.

(4)	Includes 1,678,626 shares of Company Common Stock held by the Rollins Pension Plan as to which Mr. Cynkus has voting power. Also includes 89,250 shares of restricted stock awards for Company Common Stock and 14,263 shares of Company Common Stock in the Rollins 401(k) Savings Plan.

(5)	Includes 126,000 shares of restricted stock awards for Company Common Stock and 7,975 shares of Company Common Stock in the Company’s employee stock purchase plan.

(6)	Includes 111,000 shares of restricted stock awards for Company Common Stock, 4,764 shares of the Company Common Stock in the Rollins 401(k) Savings Plan and 4,469 shares of Company Common Stock in the Company’s employee stock purchase plan.

(7)	Shares held in trusts as to which more than one officer and/or director are Co-Trustees or entities in which there is common Stock ownership have been included only once.

*	Mr. R. Randall Rollins and Mr. Gary W. Rollins disclaim any beneficial interest in these holdings.

Stock Ownership Requirements

The Company has adopted stock ownership guidelines for the named executive officers identified in the previous table and for key executives designated by the Compensation Committee.  The current guidelines as determined by the Compensation Committee include:

  Chairman of the Board of Directors and CEO – Ownership equal to 5 times base salary
  Rollins, Inc President – Ownership equal to 4 times base salary
  Other Rollins Officers and Orkin, LLC President – Ownership equal to 3 times base salary
  Division and Brand Presidents – Ownership equal to 2 times base salary
  Other covered executives – Ownership equal to 1 times base salary

The covered executives have a period of four years in which to satisfy the guidelines, from the date of appointment to a qualifying position. Shares counted toward this requirement will be based on shares beneficially owned by such executive (as beneficial ownership is defined by the SEC’s rules and regulations) including shares owned outright by the executive, shares held in the Rollins 401(k) Savings Plan, stock held in the Rollins employee stock purchase and dividend reinvestment plan, shares obtained through stock option exercise and held, restricted stock awards whether or not vested and shares held in trust in the employee’s name.  Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to the Executive Stock Ownership Guidelines and the executive is required to retain a minimum of 25% of any future equity awards.

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PROPOSAL 1:

ELECTION OF DIRECTORS

At the Annual Meeting, Messrs. Gary W. Rollins and Larry L. Prince and Ms. Pamela R. Rollins will be nominated to serve as Class II directors. The nominees for election at the 2015 Annual Meeting are now directors of the Company. The directors in Class II will serve for a term of three years. The director nominees will serve in their respective class until their successors are elected and qualified. Six other individuals serve as directors but are not standing for re-election because their terms as directors extend past this Annual Meeting pursuant to provisions of the Company’s by-laws, which provide for the election of directors for staggered terms, with each director serving a three-year term. Unless authority is withheld, the proxy holders will vote for the election of each nominee named below as a director. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as director at the time of the election, unless authority is withheld, the proxies will be voted for any nominee who shall be designated by the present Board of Directors and recommended by the Nominating and Governance Committee to fill such vacancy.

Director Qualifications

As described in more detail below, we believe that each of our directors are well suited to serve on our Board for a variety of individual reasons and because collectively they bring a wealth of experience from diverse backgrounds that have combined to provide us with an excellent mix of experiences and viewpoints. The information below has the name and age of each of our directors and each of the nominees with his or her principal occupation, together with the number of shares of Common Stock beneficially owned, directly or indirectly, by each and the percentage of outstanding shares that ownership represents, all as of the close of business on March 2, 2015 (according to information received by the Company), other board memberships and the period during which he has served us as a director.

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Name	Principal Occupation (1)	Service as Director	Age	Shares of Common Stock (2)		Percent of Outstanding Shares

Names of Director Nominees
Class II (Term Expires 2015, New Term Will Expire 2018)
Gary W. Rollins (3)	Vice Chairman and Chief Executive Officer of the Company	1981 to date	70	117,331,388	(7)	53.6

Larry L. Prince	Retired Chairman of the Board of Directors of Genuine Parts Company (automotive parts distributor).	2009 to date	76	22,500		*

Pamela R. Rollins (4)	Board Member for Young Harris College, National Monuments Foundation and the O. Wayne Rollins Foundation. Former Board Member of The Lovett School and an Emeritus Board Member of the Schenck School.	2015	58	83,250		*

Names of Directors Whose Terms Have Not Expired
Class III (Term Expires 2016)
Bill J. Dismuke	Retired President of Edwards Baking Company (manufacturer of baked pies and pie pieces)	1984 to date	78	6,832		*

Thomas J. Lawley, M.D.	Dean of the Emory University School of Medicine from 1996 to 2013	2006 to date	68	4,500		*

John F. Wilson	President and Chief Operating Officer of the Company	2013 to date	57	331,229		*

Class I (Term Expires 2017)
R. Randall Rollins (3)	Chairman of Rollins, Inc.; Chairman of the Board of the Company; Chairman of the Board of RPC, Inc. (oil and gas field services); and Chairman of the Board of Marine Products Corporation (boat manufacturing)	1968 to date	83	115,668,270	(5)	52.9

Henry B. Tippie	Presiding Director of the Company; Chairman of the Board and Chief Executive Officer of Tippie Services, Inc. (management services); Chairman of the Board of Dover Downs Gaming & Entertainment, Inc. (operator of multi-purpose gaming and entertainment complex); and Chairman of the Board of Dover Motorsports, Inc. (operator of motorsports tracks); Presiding Director of RPC, Inc. (oil and gas field services) and Marine Products Corporation (boat manufacturing)	1960 to 1970; 1974 to date	88	2,253,034	(6)	1.0

James B. Williams	Retired Chairman of the Executive Committee, SunTrust Banks, Inc. (bank holding company)	1978 to date	81	151,874		*

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(1)	Except as noted, each of the directors has held the positions of responsibility set out in this column (but not necessarily his present title) for more than five years. In addition to the directorships listed in this column, the following individuals also serve on the Boards of Directors of the following companies: R. Randall Rollins: Dover Motorsports, Inc. and Dover Downs Gaming and Entertainment, Inc., Gary W. Rollins, Genuine Parts Company and Emory University. All persons named, with the exception of Pamela R. Rollins, Thomas J. Lawley, M.D., and John F. Wilson, in the above table, are directors of RPC, Inc. and Marine Products Corporation.

Larry L. Prince formerly served as a director of SunTrust Banks, Inc., Crawford & Company, Equifax John H. Harland Company and Genuine Parts Company, and James B. Williams formerly served as director of The Coca-Cola Company.

(2)	Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(3)	R. Randall Rollins and Gary W. Rollins are brothers.

(4)	Pamela R. Rollins is the daughter of R. Randall Rollins and niece of Gary W. Rollins.

(5)	See information contained in footnote (2) to the table appearing in the Stock Ownership of Certain Beneficial Owners and Management section.

(6)	Includes 757 shares held in a wholly owned corporation and 2,277** shares held by his wife.

(7)	See information contained in footnote (3) to the table appearing in Stock Ownership of Certain Beneficial Owners and Management section.

*	Less than 1% of outstanding shares.

**	Mr. Henry B. Tippie disclaims any beneficial interest in these holdings.

The following information is furnished as of March 2, 2015, for each of our directors and each of the nominees:

Key Attributes, Experience and Skills of Directors

R. Randall Rollins, 83, was elected a Director of Rollins, Inc. in 1968. Mr. Rollins has extensive knowledge of the Company’s Business and Industry serving over 65 years at the Company. Mr. Rollins serves as Chairman of the Board of the Company. He has held the position of Chairman of the Board since October 1991. He is also Chairman of the Board for Marine Products Corporation as well as RPC, Inc. Mr. Rollins has been a Director of Dover Motorsports, Inc. since 1996 and a Director of Dover Downs Gaming & Entertainment, Inc. since 2002. Mr. Rollins served as a Director of SunTrust Banks, Inc. from 1995 to April 20, 2004.

Gary W. Rollins, 70, was elected a Director of Rollins, Inc. in 1981. Mr. Rollins has extensive knowledge of the Company’s Business and Industry serving over 48 years at the Company. He serves as Vice Chairman of the Company. In addition, Mr. Rollins is the Chief Executive Officer of the Company. Since 2001, Mr. Rollins has been a Director of Marine Products Corporation and a Director of RPC, Inc. since 1984. Since 2005, Mr. Rollins has served as a Director of Genuine Parts Company.

Henry B. Tippie, 88, was elected a Director of Rollins, Inc. in 1974. He had previously been a director from 1960-1970. Mr. Tippie brings extensive financial and management experience to our Board of Directors serving as not only Controller but also Chief Financial Officer from 1953 until November 1970. Mr. Tippie has over 64 years of experience including being involved with publicly owned companies during the past 54 years in various positions including founder, CFO, CEO, President, Vice Chairman and Chairman of the Board as the case might be. He is currently Chairman of the Board for Dover Downs Gaming & Entertainment, Inc. as well as Dover Motorsports, Inc. and additionally also a Director for Marine Products Corporation and RPC, Inc.

James B. Williams, 81, was elected a Director of Rollins, Inc. in 1978. Mr. Williams brings extensive financial and management experience to our Board of Directors and has served over 36 years as a Director. He retired in March 1998 as Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc., a bank holding company, which positions he had held for more than five years. He is a Director of Marine Products Corporation and RPC, Inc. Mr. Williams was previously a director of The Coca-Cola Company.

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Bill J. Dismuke, 78, was elected a Director of Rollins, Inc. in 1984. Mr. Dismuke brings extensive financial, management and manufacturing experience to our Board of Directors serving as Senior Vice President of Rollins, Inc. for five years from 1979 until 1984. He retired as President of Edwards Baking Company in 1995. Mr. Dismuke has been a Director of RPC, Inc. and Marine Products Corporation since January 2005.

Thomas J. Lawley, MD, 68, was elected a Director of Rollins, Inc. in 2006. Dr. Lawley brings extensive medical and management experience in the healthcare industry to the Board of Directors. He served as Dean of Emory University School of Medicine from 1996 to 2013. He has served on many boards and committees; including the National Institutes of Health study sections, the National Institute of Allergy and Infectious Diseases Council, the Grady Health System, and the Association of American Medical Colleges. Dr. Lawley has been president of the Emory Medical Care Foundation, Emory’s physician practice plan at Grady Hospital, and was on the board of the Emory Children’s Center. He also has served on the boards of directors of the Emory Clinic and Emory Healthcare. Dr. Lawley is currently a Professor of Dermatology at Emory University.

Larry L. Prince, 76, was elected a Director of Rollins, Inc. in 2009. Mr. Prince brings extensive management experience to our Board of Directors. He also served as Chairman of the Board from 1990 through February 2005 and as Chief Executive Officer from 1989 through August 2004 of Genuine Parts Company. Mr. Prince is also a Director of RPC, Inc. and Marine Products Corporation. Mr. Prince previously served as a director of SunTrust Banks, Inc., Crawford & Company, Equifax and John H. Harland Company.

John F. Wilson, 57, was elected a Director of Rollins, Inc in 2013. He serves as President and Chief Operating Officer of the Company. He previously served as President of Orkin USA and as a Vice President of the Company. Mr. Wilson joined the Company in 1996 and has held various positions of increasing responsibility, including sales inspector, branch manager, Central Commercial region manager, Atlantic Division vice president, and president of the Southeast Division.

Pamela R. Rollins, 58, was elected a Director of Rollins, Inc. on January 27, 2015. She holds a B.A. Degree from Stephens College with a major in Family Community Studies. Ms. Rollins is a Board Member for Young Harris College, National Monuments Foundation and the O. Wayne Rollins Foundation. She is also a former Board Member of The Lovett School and an Emeritus Board Member of the Schenck School.

Our Board of Directors recommends a vote FOR the nominees above.

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PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. During fiscal 2014, Grant Thornton LLP served as the Company’s independent registered public accounting firm. Representatives of Grant Thornton LLP are expected to attend the annual meeting and will have the opportunity to respond to appropriate questions and, if they desire, to make a statement.

Although the Company is not required to seek ratification of this appointment, the Audit Committee and the Board of Directors believes that it is appropriate to do so. If stockholders do not ratify the appointment of Grant Thornton LLP, the current appointment will stand, but the Audit Committee will consider the stockholder action in determining whether to retain Grant Thornton LLP as the Company’s independent registered public accounting firm.

Our Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.

PROPOSAL 3:

PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

The stockholders will be asked to vote on the approval of an amendment (“Amendment”) to the Company’s Certificate of Incorporation whereby the authorized capital stock of the Company would be increased from 250,500,000 to 375,500,000 shares. Authorized shares of common stock would be increased from 250,000,000 to 375,000,000 and authorized shares of preferred stock would remain 500,000. There are currently no shares of preferred stock outstanding. The Amendment pertains only to the first paragraph of Article Fourth of the Certificate of Incorporation of the Company. As amended, such paragraph would be as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred seventy five million five hundred thousand (375,500,000), consisting of three hundred seventy five million (375,000,000) shares of Common Stock, par value one dollar ($1.00) per share (the “Common Stock”), and five hundred thousand (500,000) shares of Preferred Stock, no par value per share (the “Preferred Stock”).”

As of March 2, 2015, there were 218,652,100 shares of Common Stock outstanding and 156,347,900 shares of Common Stock available for issuance. The Company has 5,054,059 shares reserved for issuance under stock incentive plans.

The Board of Directors has unanimously approved the Amendment and believes the Amendment is necessary in order to meet the Company’s business needs and to take advantage of potential future corporate opportunities. At present, there are no plans to issue any authorized shares, other than those reserved under the Company’s stock incentive plans. When the Company does issue authorized shares, unless required by New York Stock Exchange Rules and Regulations or Delaware law, the Company will not need stockholder approval. Under the Company’s Restated Certificate of Incorporation, holders of capital stock are not entitled to preemptive rights.

It is expected that members of the Board of Directors and executive officers, and their affiliates, who own of record approximately 57 percent of the voting securities of the Company, will vote “FOR” approval of the Amendment. Since the affirmative vote of a majority of the outstanding Common Stock is required in order to approve the Amendment, the vote “FOR” approval of the Amendment by the stockholders who are members of the Board of Directors or executive officers would assure such approval.

Our Board of Directors recommends a vote “FOR” approval of the Amendment.

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CORPORATE GOVERNANCE AND BOARD OF DIRECTORS’

COMMITTEES AND MEETINGS

Board Meetings and Compensation

The Board of Directors met five times during the year ended December 31, 2014. No director attended fewer than 75 percent of the Board meetings held during such director’s term of service and meetings of committees on which he served during 2014. In addition, the Company has from time to time formed a special committee for the purpose of evaluating and approving certain transactions in which other directors of the Company have an interest. During 2014, the Company had no such committee.

The Board of Directors has an Audit Committee, Compensation Committee, Diversity Committee and a Nominating and Governance Committee.

Below is a summary of our committee structure and membership information.

Board of Directors	Audit Committee	Compensation Committee	Diversity Committee	Executive Committee	Nominating & Governance Committee
R. Randall Rollins 1				Member
Henry B. Tippie 2	Chair	Chair	Chair		Chair
James B. Williams 2	Member	Member	Member		Member
Bill J. Dismuke 2	Member
Gary W. Rollins 3				Member
Thomas J. Lawley M.D.
Larry L. Prince 2	Member	Member	Member		Member
John F. Wilson
Pamela R. Rollins 4

1.	Chairman of the Board of Directors
2.	Financial Expert
3.	Vice Chairman and Chief Executive Officer
4.	Elected to Board of Directors January 27, 2015

Audit Committee

The Audit Committee of the Board of Directors of the Company consists of Messrs. Henry B. Tippie (Chairman), Larry L. Prince, James B. Williams and Bill J. Dismuke. The Audit Committee held five meetings during the fiscal year ended December 31, 2014 including a meeting to review the Company’s Form 10-K for the year ending December 31, 2013. The Board of Directors has determined that all of the members of the Audit Committee are independent as that term is defined by the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). The Board of Directors has also determined that all of the Audit Committee members are “Audit Committee Financial Experts” as defined in the SEC rules. The Audit Committee meets with the Company’s independent public accountants, Vice President of Internal Audit, Chief Executive Officer and Chief Financial Officer to review the scope and results of audits and recommendations made with respect to internal and external accounting controls, specific accounting, and financial reporting issues. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors, as it deems necessary to carry out its duties. The Audit Committee charter is available on the Company’s website at www.rollins.com, under the Governance section.

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Compensation Committee

The Compensation Committee of the Board of Directors of the Company consists of Messrs. Henry B. Tippie (Chairman), Larry L. Prince and James B. Williams. It held three meetings during the fiscal year ended December 31, 2014. The function of the Compensation Committee is to set the base salary and cash based incentive compensation of all of the executive officers of the Company. The Compensation Committee also administers the Rollins, Inc. Employee Stock Incentive Plan. The Compensation Committee does not have a formal charter, and is not required to have one under the “controlled company” exemption under the NYSE rules, as described in the section titled “Director Independence and NYSE Requirements” below.

Diversity Committee

The Diversity Committee of the Board of Directors of the Company consists of Messrs. Henry B. Tippie (Chairman), Larry L. Prince and James B. Williams. It held one meeting during the fiscal year ended December 31, 2014. The function of the Diversity Committee is to monitor compliance with applicable non-discrimination laws.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board of Directors of the Company consists of Messrs. Henry B. Tippie (Chairman), Larry L. Prince and James B. Williams, each of whom is independent, as discussed previously. The Committee was formed in 2002 pursuant to a resolution passed by the Board of Directors for the following purposes:

•	to recommend to our Board of Directors nominees for director and to consider any nominations properly made by a stockholder;
•	upon request of our Board of Directors, to review and report to the Board with regard to matters of corporate governance; and
•	to make recommendations to our Board of Directors regarding the agenda for our annual stockholders’ meetings and with respect to appropriate action to be taken in response to any stockholder proposals.

The Nominating and Governance Committee held two meetings during the fiscal year ended December 31, 2014. We are not required by law or by New York Stock Exchange rules to have a nominating committee since we are a controlled corporation as described below under the heading “Director Independence and NYSE Requirements.” We established the Nominating and Corporate Governance Committee to promote responsible corporate governance practices and we currently intend to maintain the Committee going forward.

Director Nominations

Under Delaware law, there are no statutory criteria or qualifications for directors. The Board has prescribed no criteria or qualifications at this time. The Nominating and Governance Committee does not have a charter or a formal policy with regard to the consideration of director candidates. As such, there is no formal policy relative to diversity, although as noted below, it is one of many factors that the Nominating and Corporate Governance Committee has the discretion to factor into its decision-making. This discretion would extend to how the Committee might define diversity in a particular instance – whether in terms of background, viewpoint, experience, education, race, gender, national origin or other considerations. However, our Nominating and Corporate Governance Committee acts under the guidance of the corporate governance guidelines approved by the Board of Directors on January 27, 2004, as amended January 25, 2005, and posted on the Company’s website at www.rollins.com under the Governance section. The Board believes that it should preserve maximum flexibility in order to select directors with sound judgment and other desirable qualities. According to the Company’s corporate governance guidelines, the Board of Directors will be responsible for selecting nominees for election to the Board of Directors. The Board delegates the screening process involved to the Nominating and Governance Committee. This Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of the then current make-up of the Board. This determination takes into account all factors, which the Committee considers appropriate, such as independence, experience, strength of character, mature judgment, technical skills, diversity, age, and the extent to which the individual would fill a present need on the Board. The Company’s by-laws provide that any stockholder entitled to vote for the election of directors may make nominations for the election of directors. Nominations must comply with an advance notice procedure which generally requires, with respect to nominations for directors for election at an annual meeting, that written notice be addressed to: Secretary, Rollins Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324, and received not less than ninety days prior to the anniversary of the prior year’s annual meeting and set forth, among other requirements set forth in detail in the Company’s by-laws, the name, age, business address and, if known, residence address of the nominee proposed in the notice, the principal occupation or employment of the nominee for the past five years, the nominee’s qualifications, the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filings. Other requirements related to the notice are contained in the Company’s by-laws, and stockholders are advised to carefully review those requirements to ensure that nominations comply with the by-laws. The Committee will consider nominations from stockholders who satisfy these requirements. The Committee is responsible for screening the nominees that are selected by the Board of Directors for nomination to the Board and for service on committees of the Board. The Company has not received a recommendation for a director nominee from a shareholder. All of the nominees for directors being voted upon at the Annual Meeting to be held on April 28, 2015 are directors standing for re-election.

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Board Leadership

Since July 2001, the Company has had separate persons serving as its Chairman of the Board and Chief Executive Officer.  Randall R. Rollins is our Chairman and chairs our Board meetings.  Gary W. Rollins is our Vice Chairman and Chief Executive Officer. John F. Wilson is our President and Chief Operating Officer.  We believe that it represents the appropriate structure for us at this time; the Chairman of the Board provides general oversight and strategic planning for the Company while the Chief Executive Officer and President and Chief Operating Officer focus on optimizing operational efficiencies.

Risk Oversight by Board

Our Board’s oversight of risk has not been delegated to any Board Committee. “Risk” is an extremely broad concept that extends to multiple functional areas and crosses multiple disciplines. As such, risk may be addressed from time to time by the full Board or by one or more of our Committees. Senior management is responsible for identifying and managing material risks that we face while insurable risks and litigation risks are handled primarily by the risk management department. Senior management provides the Board with a summary of insurance coverage annually and updates as deemed necessary. Liquidity risk, credit risk and risks associated with our credit facilities and cash management are handled primarily by our finance department, which regularly provides a financial report to both the Audit Committee and to the full Board. Operational, business, regulatory and political risks are handled primarily by senior executive management, which regularly provides various operational reports to, among others, the full Board or to the Executive Committee.

Director Independence and NYSE Requirements

Controlled Company Exemption. We have elected to be treated as a “controlled company” as defined by New York Stock Exchange Section 303A.00. This Section provides that a controlled company need not comply with the requirements of Sections 303A.01, 303A.04 and 303A.05 of the New York Stock Exchange Listed Company Manual. Section 303A.01 requires that listed companies have a majority of independent directors. As a controlled company, this Section does not apply to us. Sections 303A.04 and 303A.05 require that listed companies have a nominating and corporate governance committee and a compensation committee, in each case composed entirely of independent directors, and that each of these committees must have a charter that addresses both the committee’s purpose and responsibilities and the need for an annual performance evaluation by the committee. While we have a nominating and corporate governance committee and a compensation committee, we are not required to and do not comply with all of the provisions of Sections 303A.04 and 303A.05. We are a “controlled company” because a group that includes the Company’s Chairman, R. Randall Rollins and his brother, Gary W. Rollins, who is the Company’s Vice Chairman and Chief Executive Officer of the Company and certain companies under their control, possesses in excess of fifty percent of our voting power. This means that they have the ability to determine the outcome of the election of directors at our annual meetings and to determine the outcome of many significant corporate transactions, many of which only require the approval of a majority of our voting power. Such a concentration of voting power could also have the effect of delaying or preventing a third party from acquiring us at a premium.

The Company’s Audit Committee is composed of four “independent” directors as defined by the Company’s Corporate Governance Guidelines, the New York Stock Exchange rules, the Securities Exchange Act of 1934, SEC regulations thereunder, and the Company’s Audit Committee Charter. The members of the Compensation and Nominating and Corporate Governance Committees are also entirely composed of independent directors. The Board of Directors has also concluded that all of the members of the Audit Committee and Thomas J. Lawley are “independent directors” under the Company’s Corporate Governance Guidelines and the New York Stock Exchange listing standards.

Independence Guidelines. Under New York Stock Exchange listing standards, to be considered independent, a director must be determined to have no material relationship with the Company other than as a director. The New York Stock Exchange standards set forth a nonexclusive list of relationships, which are conclusively deemed material.

The Company’s Independence Guidelines (Appendix A to the Company’s Corporate Governance Guidelines) are posted on the Company’s website at www.rollins.com under the Governance section.

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Audit Committee Charter. Under the Company’s Audit Committee Charter, in accordance with New York Stock Exchange listing requirements and the Exchange Act, all members of the Audit Committee must be independent of management and the Company. A member of the Audit Committee is considered independent as long as he or she (i) does not accept any consulting, advisory, or compensatory fee from the Company, other than as a director or committee member; (ii) is not an affiliated person of the Company or its subsidiaries; and (iii) otherwise meets the independence requirements of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Nonmaterial Relationships. After reviewing all of the relationships between the members of the Audit Committee, and Thomas J. Lawley, M.D., on the one hand, and the Company, on the other hand, the Board of Directors determined that none of them had any relationships not included within the categorical standards set forth in the Independence Guidelines and disclosed above except as follows:

1.	Mr. Tippie was employed by the Company from 1953 to 1970, and held several offices with the Company during that time, including as Executive Vice President – Finance, Secretary, Treasurer and Chief Financial Officer.

2.	Mr. Tippie is Chairman of the Board of Directors of Dover Motorsports, Inc. and Dover Downs Gaming and Entertainment, Inc. R. Randall Rollins is also a director of these companies.

3.	Mr. Tippie is the trustee of the O. Wayne Rollins Foundation and of the Rollins Children’s Trust. O. Wayne Rollins is the father of Gary and Randall Rollins. The beneficiaries of the Rollins Children’s Trust include the immediate family members of Gary and Randall Rollins.

4.	Mr. Dismuke was employed by the company from 1979 to 1984, and held several offices with the Company during that time, including Senior Vice President.

5.	Each of Messrs. Dismuke, Prince, Tippie and Williams also serve on the Boards of RPC, Inc. and Marine Products Corporation. Messrs. Gary and Randall Rollins are directors of RPC, Inc. and Marine Products Corporation, and have voting control over these companies. These companies are held by a control group of which Messrs. Randall and Gary Rollins are a part. Mr. Randall Rollins is an executive officer of Marine Products Corporation.

6.	Thomas J. Lawley, M.D. was the Dean of the Emory University School of Medicine from 1996 to 2013. Various charitable contributions have been made by the O. Wayne Rollins Foundation to Emory University in the past, including charitable contributions made by the Foundation to the Emory University School of Medicine and to the Emory University School of Public Health. Gary Rollins is a director of Emory University.

As required by the Independence Guidelines, the Board of Directors unanimously concluded that the above listed relationships would not affect the independent judgment of the independent directors, based on their experience, character and independent means, and therefore do not preclude an independence determination. All of the members of the Audit Committee are also independent under the heightened standards required for Audit Committee members.

In accordance with the NYSE corporate governance listing standards, Mr. Henry B. Tippie was elected as the Presiding Director. The Company’s non-management directors meet at regularly scheduled executive sessions without management. Mr. Tippie presides during these executive sessions.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to promote better understanding of our policies and procedures. At least annually, the Board reviews these guidelines. A copy of our current Corporate Governance Guidelines may be found at our website (www.rollins.com) under the heading “Governance.” As required by the rules of the New York Stock Exchange, our Corporate Governance Guidelines require that our non-management directors meet in at least two regularly scheduled executive sessions per year without management.

At the Company’s website (www.rollins.com), under the heading “Governance,” you may access a copy of our Corporate Governance Guidelines, our Audit Committee Charter, our Code of Business Conduct and our Code of Business Conduct and Ethics for Directors and Executive Officers and Related Party Transaction Policy.

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Code of Business Ethics

The Company has adopted a Code of Business Conduct applicable to all directors, officers and employees generally, as well as a supplemental Code of Business Conduct and Ethics for Directors and Executive Officers and Related Party Transaction Policy applicable to the directors and the principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions for the Company. Both codes are available on the Company’s website at www.rollins.com.

Director Communications

The Company also has a process for interested parties, including stockholders, to send communications to the Board of Directors, Presiding Director, any of the Board Committees or the non-management directors as a group. Such communications should be addressed as follows:

Mr. Henry B. Tippie
c/o Internal Audit Department
Rollins, Inc.
2170 Piedmont Road, N.E.
Atlanta, Georgia 30324

The above instructions for communications with the directors are also posted on our website at www.rollins.com under the Governance section. All communications received from interested parties are forwarded to the Board of Directors. Any communication addressed solely to the Presiding Director or the non-management directors will be forwarded directly to the appropriate addressee(s).

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COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

None of the directors named on page 11 who serve on the Company’s Compensation Committee are currently employees of the Company. Mr. Tippie was employed by the Company from 1953 to 1970, and held several offices with the Company during that time, including as Executive Vice President – Finance, Secretary, Treasurer and Chief Financial Officer.

DIRECTOR COMPENSATION

The following table sets forth compensation to our directors for services rendered as a director for the year ended December 31, 2014. Three of our directors, Messrs. R. Randall Rollins, Gary W. Rollins and John F. Wilson are our employees. The compensation for Messrs. R. Randall Rollins, Gary W. Rollins and John F. Wilson are set forth in the Summary Compensation Table under Executive Compensation. Other than Messrs. Henry B. Tippie and Bill J. Dismuke, the directors listed below have never been employed by the Company or paid a salary or bonus by the Company, have never been granted any options or other stock based awards, and do not participate in any Company sponsored retirement plans. Mr. Henry B. Tippie has not been employed by the Company or paid a salary or bonus by the Company, has not been granted any options or other stock based awards, and has not participated in any Company sponsored retirement plans since his employment with the Company ceased in 1970. Mr. Bill J. Dismuke has not been employed by the Company or paid a salary or bonus by the Company, has not been granted any options or other stock based awards, and has not participated in any Company sponsored retirement plans since his employment with the Company ceased in 1984.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Henry B. Tippie	113,500	—	—	113,500
Larry L. Prince	61,500	—	—	61,500
James B. Williams	61,500	—	—	61,500
Bill J. Dismuke	51,000	—	—	51,000
Thomas J. Lawley, M.D.	38,500	—	—	38,500

Directors that are our employees do not receive any additional compensation for services rendered as a director.

Under the current compensation arrangements, effective January 1, 2015, non-management directors each receive an annual retainer fee of $40,000. In addition, the Chairman of the Audit Committee receives an annual retainer of $20,000, the Chairman of the Compensation Committee receives an annual retainer of $10,000 and the Chairman of each of the Corporate Governance/Nominating Committee and Diversity Committee receives an annual retainer of $6,000. A director that chairs more than one committee receives a retainer with respect to each Committee he chairs. All of the retainers are paid on a quarterly basis. Current per meeting fees for non-management directors are as follows:

•	For meetings of the Board of Directors, $2,500.
•	For meetings of the Compensation Committee, $2,000.
•	For meetings of the Corporate Governance/Nominating Committee and Diversity Committee $1,500
•	For meetings of the Audit Committee in person and telephonic, $2,500.
•	In addition, the Chairman of the Audit Committee receives an additional $2,500 for preparing to conduct each quarterly Board and Board committee meeting.

All non-management directors are also entitled to reimbursement of expenses for all services as a director, including committee participation or special assignments.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Report of the Audit Committee shall not be incorporated by reference into any such filings.

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REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, that is the responsibility of management.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2014, the Audit Committee:

•	Approved the terms of engagement of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2014;
•	Reviewed with management the interim financial information included in the Forms 10-Q prior to their being filed with the SEC. In addition, the Committee reviewed all earnings releases with management and the Company’s independent public accounting firm prior to their release;
•	Reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company as of December 31, 2014 and 2013 and for the three years ended December 31, 2014;
•	Reviewed and discussed with the Company’s management and the independent registered public accounting firm, management’s assessment that the Company maintained effective control over financial reporting as of December 31, 2014;
•	Discussed with the independent registered public accounting firm matters required to be discussed by the Auditing Standard No. 61, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board; and
•	Received from the independent registered public accounting firm the written disclosures and the letter in accordance with the requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Committee concerning independence, and discussed with such firm its independence from the Company.

Based upon the review and discussions referred to previously, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company and subsidiaries as of December 31, 2014 and 2013 and for the three years ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the Audit Committee of the Board of Directors.

Henry B. Tippie, Chairman

Larry L. Prince

James B. Williams

Bill J. Dismuke

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

During the fiscal year ended December 31, 2014, the members of our Compensation Committee held primary responsibility for determining executive compensation levels. The Committee is composed of three of our non-management directors who do not participate in the Company’s compensation plans. The Committee determines the compensation and administers the performance-based cash compensation plan for our executive officers. In addition, the Committee also administers our Stock Incentive Plan for all the employees.

The members of our Compensation Committee have extensive and varied experience with various public and private corporations as investors and stockholders, as senior executives, and as directors charged with the oversight of management and the setting of executive compensation levels. Henry B. Tippie, the Chairman of the Compensation Committee, has served on the board of directors of twelve different publicly traded companies and has been involved in setting executive compensation levels at all of these companies. Messrs. Larry L. Prince and James B. Williams have served on the board of directors of several different publicly traded companies and have similarly been involved in setting executive compensation levels at many of these companies.

The Compensation Committee has authority to engage attorneys, accountants and consultants, including executive compensation consultants, to solicit input from management concerning compensation matters, and to delegate any of its responsibilities to one or more directors or members of management where it deems such delegation appropriate and permitted under applicable law. The Committee has not used the services of any compensation consultants in determining or recommending the amount of form of executive compensation.

The Compensation Committee believes that determinations relative to executive compensation levels are best left to the discretion of the Committee. In addition to the extensive experience and expertise of the Committee’s members and their familiarity with the Company’s performance and the performance of our executive officers, the Committee is able to draw on the experience of other directors and on various legal and accounting executives employed by the Company, and the Committee has access to the wealth of readily available public information relative to structuring executive compensation programs and setting appropriate compensation levels. The Committee also believes that the structure of our executive compensation programs should not become overly complicated or difficult to understand. The Committee solicits input from our Chief Executive Officer with respect to the performance of our executive officers and their compensation levels.

The Role of Shareholder Say-on-Pay Votes

The Company provides its shareholders with the opportunity to cast an every three years advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of shareholders held in April 2014, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation. The shareholders voted to hold a say-on-pay advisory vote on executive compensation every three years, and the Board resolved to accept the shareholders’ recommendation.  As a result, the advisory vote on executive compensation will be held again at the 2017 Annual Meeting. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

General Compensation Objectives and Guidelines

The Company is engaged in a highly competitive industry. The success of the Company depends on our ability to attract and retain highly qualified and motivated executives. In order to accomplish this objective, we have endeavored to structure our executive compensation in a fashion that gives our Compensation Committee the flexibility to take into account our operating performance and the individual performance of the executive.

The Compensation Committee endorses the philosophy that executive compensation should reflect Company performance and the contribution of executive officers to that performance. The Company’s compensation policy is designed to achieve three fundamental objectives: (i) attract and retain qualified executives, (ii) motivate performance to achieve Company objectives, and (iii) align the interests of our executives with the long-term interests of the Company’s stockholders.

The Committee recognizes that there are many intangibles involved in evaluating performance and in motivating performance, and that determining an appropriate compensation level is a highly subjective endeavor. The analysis of the Committee is not based upon a structured formula and the objectives referred to above are not weighted in any formal manner.

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Pursuant to our compensation philosophy, the total annual compensation of our executive officers is primarily made up of one or more of three elements. The three elements are salary, annual performance-based incentive compensation and grants of stock based awards such as restricted stock. In addition, the Company provides retirement compensation plans, group welfare benefits and certain perquisites.

We believe a competitive base salary is important to attract, retain and motivate top executives. We believe annual performance-based incentive compensation is valuable in recognizing and rewarding individual achievement. Finally, we believe equity-based compensation makes executives “think like owners” and, therefore, aligns their interests with those of our stockholders.

Effective November 1, 2006, we adopted a formal Stock Ownership Guidelines for our executive officers and note that our executive officers are significant stockholders of the Company, as disclosed elsewhere in this Proxy Statement. The purpose of these Guidelines is to align the interests of executives with the interests of stockholders and further promote our longstanding commitment to sound corporate governance.

The Committee is mindful of the stock ownership of our directors and executive officers but does not believe that it is appropriate to provide a mechanism or formula to take stock ownership (or gains from prior option or stock awards) into account when setting compensation levels. As do many public companies, we have historically provided in our insider trading policies that directors and executive officers may not sell Company securities short and may not sell puts, calls or other derivative securities tied to our Common Stock.

We expect that the salary and other compensation paid to our executive officers will qualify for income tax deductibility under the limits of Section 162(m) of the Internal Revenue Code. However, the Committee may authorize compensation, which may not, in a specific case, be fully deductible by the Company.

The Company does not have a formal policy relative to the adjustment or recovery of incentives or awards in the event that the performance measures upon which incentives or awards were based are later restated or otherwise adjusted in a manner that would have reduced the size of an incentive or award. However, as all incentives and awards remain within the discretion of the Compensation Committee, the Committee retains the ability to take any such restatements or adjustments into account in subsequent years. In addition, the Sarbanes-Oxley Act requires in the case of accounting restatements that result from material non-compliance with SEC financial reporting requirements, that the Chief Executive Officers and Chief Financial Officers must disgorge bonuses and other incentive-based compensation and profits on stock sales, if the non-compliance results from misconduct.

Salary

The salary of each executive officer is determined by the Compensation Committee. In making its determinations, the Committee gives consideration to our operating performance for the prior fiscal year and the individual executive’s performance. The Committee solicits input from our Chief Executive Officer with respect to the performance of our executive officers and their compensation levels. Effective January 1, 2015, the following adjustments were made to the base salaries of our executive officers: Gary W. Rollins $1,000,000 (no change from 2014); R. Randall Rollins $900,000 (no change from 2014); Harry J. Cynkus $555,000 ($20,000 increase from 2014); John F. Wilson $600,000 ($50,000 increase from 2014); and Eugene A. Iarocci $470,000 ($22,150 increase from 2014).

Performance-Based Plan

At the annual meeting of stockholders held on April 23, 2013, the stockholders approved the terms of the Company’s Performance-Based Incentive Cash Compensation Plan for Executive Officers (the “Cash Incentive Plan”). Under the Cash Incentive Plan, executive officers have an opportunity to earn bonuses of up to 100 percent of their annual salaries, not to exceed a maximum amount of $2 million per individual per year, upon achievement of bonus performance goals which are pre-set every year by the Compensation Committee upon its approval of the performance bonus program for that year. For 2014, these performance goals were based on targeted revenue growth, targeted pre-tax profit growth, and increase in pre-tax profits over the previous year’s pre-tax profit base.

For 2014, these performance goals for Messrs. R. Randall Rollins, Gary W. Rollins, John F. Wilson and Harry J. Cynkus were based on targeted revenue growth of the Company, targeted pre-tax profit of the Company, and increased pre-tax profits over the previous year’s pre-tax profit base of the Company. For 2014, the performance goals for Eugene A. Iarocci were based on targeted revenue growth of his divisional responsibilities, targeted pre-tax profit of the Company, increased pre-tax profits over the previous year’s pre-tax year profit base of his divisional responsibilities and divisional pre-tax profit compared to plan.

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For the Company revenue performance goal, Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson were eligible to earn bonuses of between 10 and 35 percent of their respective annual salary. Harry J. Cynkus was eligible to earn a bonus of between 2.5 percent and 15 percent of his annual salary. The minimum growth in revenue over prior year for these persons to be eligible to earn a bonus under this element of the Cash Incentive Plan for 2014 was .23 percent. Because the actual increase in Company revenues in 2014 over base year revenues was 5.5 percent, this resulted in bonuses of 35 percent of salary for Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson and 15 percent of salary for Harry J. Cynkus.

For the divisional revenue performance goal, Eugene A. Iarocci was eligible to earn a bonus of between 2.5 percent and 15 percent of his annual salary. The minimum growth in divisional revenue over the prior year revenue base to earn a bonus under this element under the Cash Incentive Plan for 2014, which was 4.75 percent, was set at a level that the Company believes was moderately difficult to achieve. Based upon the actual increase in his divisional revenues, this resulted in a bonus of 13.1 percent of salary for Eugene A. Iarocci.

For the Company pre-tax profit to plan performance goal, Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson were eligible to earn bonuses of between 15 and 40 percent of their respective annual base salary. Harry J. Cynkus was eligible to receive a bonus of between 7.5 and 20 percent of his annual salary. Eugene A. Iarocci was eligible to receive a bonus of between 2.5 and 10 percent of his annual salary. The minimum growth in the Company’s pre-tax profit for 2014 was 4.1 percent of the corresponding amount for 2013. The Company’s 2014 performance resulted in an actual increase in pre-tax profit over the 2013 base amount of 14.5 percent. This resulted in bonuses of 40 percent of salary for Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson and 20 percent of salary for Harry J. Cynkus and 10 percent of salary for Eugene A. Iarocci.

For the element of the Cash Incentive Plan tied to the increase in Company pre-tax profit over the prior year base amount, Messrs. R. Randall Rollins, Gary W. Rollins, Harry J. Cynkus and John F. Wilson were eligible to participate in the bonus pool at the rate specified below.

	Rate of Participation in Increase in Pre-Tax Profits Exceeding 2013 Pre-Tax Profit Base	Amount of Participation as Percentage of Annual Salary @102.9% of Plan
Gary W. Rollins	1.025%	25%
R. Randall Rollins	0.922%	25%
John F. Wilson	0.564%	25%
Harry J. Cynkus	0.329%	15%

The Company’s 2013 pre-tax profit base was $191,606,000. For this element of the Cash Incentive Plan, the Company’s 2014 performance resulted in bonuses of 28.6 percent of salary for Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson and 17.1 percent of salary for Harry J. Cynkus.

For the element of the Cash Incentive Plan tied to the increase in divisional pre-tax profit before corporate overhead over the prior year base amount, Eugene A. Iarocci was eligible to participate in the bonus pool at the rate specified below up to the maximum amount specified below:

	Rate of Participation in Increase in Brand Pre-Tax Profit before Overhead	Amount of Participation as Percentage of Annual Salary @102.9% of Plan
Eugene A. Iarocci	0.376%	15%

Based on the actual increases in divisional pre-tax profit over the prior year base amount, Eugene A. Iarocci earned 16.9 percent of his salary.

Eugene A. Iarocci has a component of his bonus under the Cash Incentive Plan based on his divisional pre-tax profit before corporate overhead to plan, for which he is eligible to earn bonus of between 5 and 20 percent of his annual salary. The minimum growth in divisional pre-tax profit to earn a bonus under this element of the Cash Incentive Plan for 2014 was set at a level that the Company believes was moderately difficult to achieve. Actual performance resulted in bonus of 20 percent of salary for Eugene A. Iarocci.

Harry J. Cynkus also participates in the Home Office Bonus Plan. Under this plan, the participant may receive a bonus of up to 5 percent of his annual salary for achievement of his home office department expense plan (which the Company does not consider a material part of the Company’s compensation of its executive officers) and 5 percent of annual salary for achievement of qualitative and subjective internal customer service survey results. Harry J. Cynkus received 5 percent of his annual salary as a bonus for the budgeted expense component of the Home Office Bonus Plan and 3.75 percent of his annual salary for the internal customer service survey component of that bonus plan. Historically, the expense goal components of the bonus plan have been achieved and 75 percent of the internal customer service survey component of the bonus plan has been achieved.

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The amount of bonuses under each performance component of the Company’s Cash Incentive Plan is determined based upon straight-line interpolation of the applicable formula for each such component without the use of discretion. In addition to any bonuses earned under the Cash Incentive Plan or Home Office Plan, the Compensation Committee has the authority to award discretionary bonuses.

Equity Based Awards

Our Stock Incentive Plan allows for a wide variety of stock based awards such as stock options and restricted stock awards. We last issued stock options in fiscal year ended 2003 and have no immediate plans to issue additional stock options. Partially in response to changes relative to the manner in which stock options are accounted for under generally accepted accounting principles, we have modified the structure and composition of the long-term equity based component of our executive compensation. In recent years, we have awarded time-lapse restricted stock in lieu of granting stock options. The terms and conditions of these awards are described in more detail below.

Awards under the Company’s Stock Incentive Plan are purely discretionary, are not based upon any specific formula and may or may not be granted in any given fiscal year. For the past three years, we have granted time-lapse restricted stock to various employees, including our executive officers, in early January during our regularly scheduled meeting of the Compensation Committee during which the Committee reviews executive compensation. Consistent with this practice, we granted restricted stock awards to our executive officers in January 2013, 2014 and 2015 as follows:

Name	2013	2014	2015
Gary W. Rollins	75,000	63,000	63,000
R. Randall Rollins	67,500	57,000	57,000
Harry J. Cynkus	22,500	18,750	—
John F. Wilson	30,000	30,000	30,000
Eugene A. Iarocci	30,000	22,500	22,500

The amount of the aggregate stock based awards to our executive officers in any given year is influenced by the Company’s overall performance. The amount of each grant to our executive officers is influenced in part by the Committee’s subjective assessment of each individual’s respective contributions to achievement of the Company’s long-term goals and objectives. In evaluating individual performance for these purposes, the Committee considers the overall contributions of executive management as a group and the Committee’s subjective assessment of each individual’s relative contribution to that performance rather than specific aspects of each individual’s performance over a short-term period. It is our expectation to continue yearly grants of restricted stock awards to selected executives although we reserve the right to modify or discontinue this or any of our other compensation practices at anytime.

To date, all of our restricted stock awards have had the same features. The shares vest one-fifth per year beginning on the second anniversary of the grant date. Restricted shares have full voting and dividend rights. However, until the shares vest, they cannot be sold, transferred or pledged. Should the executive leave our employment for any reason prior to the vesting dates (other than due to death, disability or retirement on or after age 65), the unvested shares will be forfeited. In the event of a “change in control” as determined by the Board of Directors, all unvested restricted shares shall vest immediately.

Grants are made under our Stock Incentive Plan and the plan is administered pursuant to Rule 16b-3 of the Securities Exchange Act of 1934. When considering the grant of stock based awards, the Committee considers the overall performance and the performance of individual employees.

Employment Agreements

There are no agreements or understandings between the Company and any executive officer that guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments, to the executive officer.

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Retirement Plans

The Company maintains a defined benefit plan (Rollins, Inc. Retirement Income Plan) for employees hired prior to January 1, 2002, a non-qualified retirement plan (Rollins, Inc. Deferred Compensation Plan) for our executives and highly compensated employees, and a Rollins 401(k) Savings Plan for the benefit of all of our eligible employees.

The Company froze the Rollins, Inc. Retirement Income Plan effective June 30, 2005. The Rollins, Inc. Deferred Compensation Plan also provides other benefits as described below under “Nonqualified Deferred Compensation” on page 28.

Other Compensation

Other compensation to our executive officers includes group welfare benefits including group medical, dental and vision coverage, and group life insurance. The Company provides certain perquisites to its executive officers, which are described below under “Executive Compensation.” The Company requires that its Chairman and Vice Chairman and CEO use Company or other private aircraft for air travel whenever practicable for security reasons.

The following Compensation Committee Report shall not be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the above Compensation Discussion and Analysis with management.

Based upon this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Henry B. Tippie, Chairman

Larry L. Prince

James B. Williams

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based on our review of the copies of such forms, we believe that during fiscal year ended December 31, 2014, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were timely satisfied, except nine. On January 31, 2014, Messrs. R. Randall Rollins, Harry J. Cynkus, John F. Wilson, Eugene A. Iarocci, Robert J. Wanzer, and Thomas E. Luczynski filed a Form 4 after its due date reporting the delivery of common stock in payment of a tax liability associated with the vesting of restricted stock awards. On April 28, 2014, Messrs. R. Randall Rollins and Robert J. Wanzer filed a Form 4 after its due date reporting the delivery of common stock in payment of a tax liability associated with the vesting of restricted stock awards. On November 12, 2012, Messr. Larry L. Prince filed one late Form 4 with respect to the November 6, 2014 acquisition of Rollins, Inc. Common stock shares.

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EXECUTIVE COMPENSATION

Shown below is information concerning the annual compensation for the fiscal years ended December 31, 2014, 2013, and 2012 of those persons who were at December 31, 2014:

•	our Principal Executive Officer and Principal Financial Officer; and

•	our three other most highly compensated executive officers whose total annual salary exceeded $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Cash Bonus ($)	Stock awards ($) (2)	Non-equity incentive plan compensation ($) (1)(3)	Change in pension value and non-qualified deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Gary W. Rollins	2014	1,000,000	—	1,207,080	1,000,000	5,778	101,165	3,314,023
Chief Executive Officer	2013	1,000,000	—	1,214,500	589,657	9,737	183,034	2,996,928
	2012	1,000,000	—	1,137,000	813,498	435,675	169,172	3,555,345

Harry J. Cynkus	2014	535,000	—	359,250	321,000	58,196	18,945	1,292,391
Chief Financial Officer	2013	515,000	—	364,350	186,960	17,925	18,437	1,102,672
	2012	500,000	—	454,800	243,625	38,735	20,633	1,257,793

R. Randall Rollins	2014	900,000	—	1,092,120	900,000	81,177	72,587	3,045,884
Chairman of the Board	2013	900,000	—	1,093,050	530,692	9,737	61,086	2,594,565
	2012	900,000	—	1,023,300	732,149	5,465	45,046	2,705,960

John F. Wilson (6)	2014	550,000	—	574,800	550,000	83,389	25,945	1,784,134
President and Chief Operating Officer	2013	525,000	—	485,800	309,518	48,957	22,017	1,391,292
	2012	420,000	—	454,800	224,141	56,506	24,896	1,180,343

Eugene A. Iarocci	2014	447,850	—	431,100	268,429	24,756	19,489	1,191,624
Vice President	2013	422,500	—	485,800	165,061	27,146	16,654	1,117,161
	2012	325,500	—	454,800	157,851	16,248	19,860	974,259

(1)	Harry J. Cynkus deferred $85,528 in salary and bonus compensation in 2014 related to 2013 that was paid in 2014, and deferred $43,803 and $114,572 in salary and bonus compensation related to 2012 and 2011, respectively that was paid in 2013 and 2012, respectively. In addition, John F. Wilson deferred $145,780 in salary and bonus compensation in 2014 related to 2013 that was paid in 2014, and deferred $101,536 and $173,272 in salary and bonus compensation related to 2012 and 2011, respectively that was paid in 2013 and 2012. Eugene A. Iarocci deferred $131,617 in salary and bonus compensation in 2014 related to 2013 that was paid in 2014 and deferred $29,476 and $87,725 in salary and bonus compensation related to 2012 and 2011, respectively that was paid in 2013 and 2012.

(2)	These amounts represent the aggregate grant date fair value of restricted Common Stock awarded under our Stock Incentive Plan during the fiscal years 2014, 2013 and 2012 for current and prior year grants in accordance with FASB ASC Topic 718. Please refer to Note 14 to our consolidated financial statements contained in our Form 10-K for the period ending December 31, 2014 for a discussion of the assumptions used in these computations. When calculating the amounts shown in this table, we have disregarded all estimates of forfeitures. Our Form 10-K has been included in our Annual Report and provided to our stockholders.

(3)	Bonuses under the performance-based incentive cash compensation plan are accrued in the fiscal year earned and paid in the following fiscal year.

(4)	Pension values decreased as followed: In 2013, Gary W. Rollins ($2,754,851), Harry J. Cynkus ($6,915), R. Randall Rollins ($49,738) and John F. Wilson ($12,191), in 2012, R. Randall Rollins ($7,474) .

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(5)	All other compensation includes the following items for:

Mr. Gary W. Rollins:	$7,800 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; $28,878 of incremental costs to the Company for personal use of the Company’s airplane (calculated based on the actual variable costs to the Company for such usage); auto allowance and related vehicle expenses; incremental costs to the Company for use of the Company’s executive dining room; and use of Company storage space.

Mr. Harry J. Cynkus:	$7,800 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; auto allowance and related vehicle expenses; and incremental cost to the Company for use of the Company’s executive dining room.

Mr. R. Randall Rollins:	$7,800 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; Company provided auto allowance and related vehicle expenses; incremental cost to the Company for use of the Company’s executive dining room; and use of Company storage space.

Mr. John F. Wilson:	$7,800 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; auto allowance and related vehicle expenses; and incremental cost to the Company for use of the Company’s executive dining room

Mr. Eugene A. Iarocci:	$7,800 of Company contributions to the employee’s account of the Rollins 401(k) Savings plan; auto allowance and related vehicle expenses; and incremental cost to the Company for use of the Company’s executive dining room

(6)	Mr. John F. Wilson was named President and Chief Operating Officer effective January 23, 2013 and prior to that date served as Vice President.

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GRANTS OF PLAN-BASED AWARDS IN 2014

The shares of Common Stock disclosed in the table below represent grants of restricted Common Stock under our Stock Incentive Plan awarded in fiscal year 2014 to the executives named in our SUMMARY COMPENSATION TABLE. All grants of restricted Common Stock vest one-fifth per year beginning on the second anniversary of the grant date. Restricted shares have full voting and dividend rights. However, until the shares vest, they cannot be sold, transferred or pledged. Should the executive leave the Company’s employment for any reason prior to the vesting dates (other than due to death, retirement on or after age 65 or, with respect to restricted stock awards under the Company’s 2008 Stock Incentive Plan, disability), the unvested shares will be forfeited. We have not issued any stock options in the past three fiscal years and have no immediate plans to issue additional stock options.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock wards: Number of Shares of	Grant Date Fair Value of Stock and
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Option Awards (3)
Gary W. Rollins	01/28/14	(1)	1	937,575	1,000,000
	01/28/14					63,000	$1,207,080

Harry J. Cynkus	01/28/14	(2)	1	294,250	321,000
	01/28/14					18,750	$359,250

R. Randall Rollins	01/28/14	(1)	1	843,726	900,000
	01/28/14					57,000	$1,092,120

John F. Wilson	01/28/14	(1)	1	515,712	550,000
	01/28/14					30,000	$574,800

Eugene A. Iarocci	01/28/14	(1)	1	251,915	268,710
	01/28/14					22,500	$431,100

(1)	These amounts represent possible payouts of awards granted under the Cash Incentive Plan in January 2014. The payment of actual awards was approved in January 2015. The amounts of the actual payments are included in the Summary Compensation Table.

(2)	These amounts represent possible payouts of awards granted under the Cash Incentive Plan and the Home Office Cash Incentive Plan in January 2014. The payment of actual awards was approved in January 2015. The amounts of the actual payments are included in the Summary Compensation Table.

(3)	These amounts represent aggregate grant date fair value for grants of restricted Common Stock awarded in fiscal year 2014 under our Stock Incentive Plan computed in accordance with ASC Topic 718. Please refer to Note 14 to our Financial Statements contained in our Form 10-K for the period ending December 31, 2014 for a discussion of assumptions used in this computation. Our Form 10-K has been included in our Annual Report and provided to our stockholders.

There are no agreements or understandings between the Company and any executive officer that guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments, to the executive officer. All of the named executive officers participate in the Company’s Cash Incentive Plan. Bonus awards under the Cash Incentive Plan provide participants an opportunity to earn an annual bonus in a maximum amount of 100 percent of base salary or $2 million per individual per year, whichever is less. Under the Cash Incentive Plan, whether a bonus is payable, and the amount of any bonus payable, is contingent upon achievement of certain performance goals, which are set in the annual program adopted under the plan. Performance goals are measured according to one or more of the following three targeted financial measures: revenue growth, achievement of preset pretax profit targets, and pretax profit improvement over the prior year. For 2014, these performance goals were measured by obtaining specific levels of the following: revenue growth, pre-tax profit plan achievement, and pre-tax profit improvement over the prior year. The Compensation Committee set a maximum award for fiscal year 2014 of 100 percent of the executive’s base salaries for Messrs. R. Randall Rollins, Gary W. Rollins, and John F. Wilson. Messrs. Harry J. Cynkus and Eugene A. Iarocci have a maximum award of 60 percent of their base salaries for fiscal year 2014. In addition, Harry J. Cynkus participates in the Home Office Plan. Under this Plan, the participants may receive a bonus of up to 5 percent of the participant’s annual salary for achievement of the participant’s home office department expense plan and an additional 5 percent of annual salary for achievement of internal customer service survey results. Unless sooner amended or terminated by the Compensation Committee, the current Cash Incentive Plan will be in place until April 24, 2018.

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The named executive officers while employed are also eligible to receive options and restricted stock under the Company’s stock incentive plan, in such amounts and with such terms and conditions as determined by the Compensation Committee at the time of grant. All of the executive officers are eligible to participate in the Company’s Deferred Compensation Plan. The executive officers participate in the Company’s regular employee benefit programs, including the 401(k) Plan with Company match, group life insurance, group medical and dental coverage and other group benefit plans. The Deferred Compensation Plan provides that participants may defer up to 50% of their base salary and up to 85% of their annual bonus with respect to any given plan year, subject to a $2,000 per plan year minimum. The Company may make discretionary credits to participant accounts.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The Company does not have any outstanding option awards to the executives named in our Summary Compensation Table. The table below sets forth the total number of restricted shares of Common Stock that were granted in 2014 and in prior years to the executives named in our Summary Compensation Table but which have not yet vested, together with the market value of these unvested shares based on the $22.07 the closing price of our Common Stock on December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gary W. Rollins	—	—	—	—	310,500	6,851,700
Harry J. Cynkus	—	—	—	—	135,000	2,979,000
R. Randall Rollins	—	—	—	—	279,750	6,173,150
John F. Wilson	—	—	—	—	124,500	2,747,300
Eugene A. Iarocci	—	—	—	—	117,000	2,581,800

(1)	The Company has granted restricted shares for the named executive officers that vest 20% annually beginning on the second anniversary of the grant date.

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Shares of the restricted stocks granted to the executive officers that have not fully vested as of December 31, 2014 are summarized in the table that follows:

Name	Number of shares Granted	Grant Date	Date fully vested
Gary W. Rollins	112,500	1/27/2009	1/27/2015
	112,500	1/26/2010	1/26/2016
	75,000	1/25/2011	1/25/2017
	75,000	1/24/2012	1/24/2018
	75,000	1/22/2013	1/22/2019
	63,000	1/28/2014	1/28/2020
Harry J. Cynkus	56,250	1/27/2009	1/27/2015
	67,500	1/26/2010	1/26/2016
	52,500	1/25/2011	1/25/2017
	30,000	1/24/2012	1/24/2018
	22,500	1/22/2013	1/22/2019
	18,750	1/28/2014	1/28/2020
R. Randall Rollins	101,250	1/27/2009	1/27/2015
	101,250	1/26/2010	1/26/2016
	67,500	1/25/2011	1/25/2017
	67,500	1/24/2012	1/24/2018
	67,500	1/22/2013	1/22/2019
	57,000	1/28/2014	1/28/2020
John F. Wilson	45,000	1/26/2010	1/26/2016
	37,500	1/25/2011	1/25/2017
	30,000	1/24/2012	1/24/2018
	30,000	1/22/2013	1/22/2019
	30,000	1/28/2014	1/28/2020
Eugene A. Iarocci	45,000	1/26/2010	1/26/2016
	37,500	1/25/2011	1/25/2017
	30,000	1/24/2012	1/24/2018
	30,000	1/22/2013	1/22/2019
	22,500	1/28/2014	1/28/2020

OPTION EXERCISES AND STOCK VESTED

The following table sets forth:

•	the number of shares of Common Stock acquired by the executives named in the Summary Compensation Table upon the exercise of stock options during the fiscal year ended December 31, 2014.

•	the aggregate dollar amount realized on the exercise date for such options computed by multiplying the number of shares acquired by the difference between the market value of the shares on the exercise date and the exercise price of the options;

•	the number of shares of restricted Common Stock acquired by the executives named in the Summary Compensation Table upon the vesting of shares during the fiscal year ended December 31, 2014.

•	the aggregate dollar amount realized on the vesting date for such restricted stock computed by multiplying the number of shares which vested by the market value of the shares on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary W. Rollins	—	—	97,500	1,903,550
Harry J. Cynkus	—	—	50,250	974,705
R. Randall Rollins	—	—	87,750	1,713,195
John F. Wilson	—	—	29,250	567,805
Eugene A. Iarocci	—	—	29,250	567,805

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PENSION BENEFITS

The Company’s Retirement Income Plan, a trustee defined benefit pension plan, provides monthly benefits upon retirement at or after age 65 to eligible employees. In the second quarter of 2005, the Company’s Board of Directors approved a resolution to cease all future retirement benefit accruals under the Retirement Income Plan effective June 30, 2005. Retirement income benefits are based on the average of the employee’s compensation from the Company for the five consecutive complete calendar years of highest compensation during the last ten consecutive complete calendar years (“final average compensation”) immediately preceding June 30, 2005. The estimated annual benefit payable at the later of retirement or age 65 is $0 for Mr. Gary W. Rollins (1), $11,280 for Mr. Harry J. Cynkus, $82,056 for Mr. R. Randall Rollins, $11,676 for John F. Wilson and $0 for Eugene A. Iarocci. The Plan also provides reduced early retirement benefits under certain conditions.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Gary W. Rollins	Pension Plan	35	—	—
Harry J. Cynkus	Pension Plan	6	$153,531	—
R. Randall Rollins	Pension Plan	21	$551,788	$82,056
John F. Wilson	Pension Plan	8	$117,161	—
Eugene A. Iarocci	Pension Plan	—	—	—

(1)	Pursuant to a Qualified Domestic Relations Order, during 2013 Mr. Rollins’ retirement income benefit was awarded in its entirety to his former spouse.

(2)	The actuarial present value of the executive’s accumulated benefit under the Retirement Income Plan is computed as of the measurement date used for financial statement reporting purposes and the valuation method and material assumptions applied are set forth in Note 13 to our Financial Statements contained in our Form 10-K for the period ending December 31, 2014. Our Form 10-K has been included in our Annual Report and provided to our stockholders.

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NONQUALIFIED DEFERRED COMPENSATION

On June 13, 2005, the Company approved the Rollins, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) that is designed to comply with the provisions of the American Jobs Creation Act of 2004 (including Section 409A of the Internal Revenue Code). The Deferred Compensation Plan provides that employees eligible to participate in the Deferred Compensation Plan include those who are both members of a group of management or highly compensated employees selected by the committee administering the Deferred Compensation Plan. All of the named executive officers are eligible.

Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)(2)	Aggregate earnings/(losses) in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Gary W. Rollins	—	—	5,778	—	64,481
Harry J. Cynkus	85,528	—	29,391	—	808,540
R. Randall Rollins	—	—	5,778	—	64,481
John F. Wilson	145,780	—	52,310	—	881,629
Eugene A. Iarocci	131,617	—	24,756	—	425,236

(1)	Reflects the amounts related to the base salary for 2014, which have been deferred by the executive officers pursuant to the Deferred Compensation Plan, and the bonus compensation amounts deferred related to 2013 that were paid in 2014, which are included in the Summary Compensation Table on page 22.

(2)	Reflects the amounts for each of the named executive officers, which are reported as compensation to such named executive officer in the “All Other Compensation” column of the Summary Compensation Table on page 22.

The Deferred Compensation Plan provides that participants may defer up to 50% of their base salary and up to 85% of their annual bonus with respect to any given plan year, subject to a $2,000 per plan year minimum. The Company may make discretionary contributions to participant accounts.

Under the Deferred Compensation Plan, salary and bonus deferrals are fully vested. Any discretionary contributions are subject to vesting in accordance with the matching contribution-vesting schedule set forth in the Rollins 401(k) Savings Plan in which a participant participates.

Accounts will be credited with hypothetical earnings, and/or debited with hypothetical losses, based on the performance of certain “Measurement Funds.” Account values are calculated as if the funds from deferrals and Company credits had been converted into shares or other ownership units of selected Measurement Funds by purchasing (or selling, where relevant) such shares or units at the current purchase price of the relevant Measurement Fund at the time of the participant’s selection. Deferred Compensation Plan benefits are unsecured general obligations of the Company to the participants, and these obligations rank in parity with the Company’s other unsecured and unsubordinated indebtedness. The Company has established a “rabbi trust,” which it uses to voluntarily set aside amounts to indirectly fund any obligations under the Deferred Compensation Plan. To the extent that the Company’s obligations under the Deferred Compensation Plan exceed assets available under the trust, the Company would be required to seek additional funding sources to fund its liability under the Deferred Compensation Plan.

Generally, the Deferred Compensation Plan provides for distributions of any deferred amounts upon the earliest to occur of a participant’s death, disability, retirement or other termination of employment (a “Termination Event”). However, for any deferrals of salary and bonus (but not Company contributions), participants would be entitled to designate a distribution date which is prior to a Termination Event. Generally, the Deferred Compensation Plan allows a participant to elect to receive distributions under the Deferred Compensation Plan in installments or lump-sum payments.

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401(k) PLAN

Effective October 1, 1983, the Company adopted a qualified retirement plan designed to meet the requirements of Section 401(k) of the Code (“401(k) Plan”). The forms of benefit payment under the Rollins 401(k) Savings Plan are dependent upon the vested account balance. If the vested assets are greater than $1,000 up to and including $5,000, a participant may roll their money into another qualified plan or it will be rolled into a Prudential Individual Retirement Account. If the participant has more than $5,000 invested assets, they can leave their funds in the Plan, take a full or partial lump sum distribution, take systematic distributions or roll their vested assets into another qualified plan. If the account balance is equal to or less than $1,000, the participant may roll their vested balance into another qualified plan or take a lump sum distribution. Under the Rollins 401(k) Savings Plan, the full amount of a participant’s vested benefit is payable upon his termination of employment, retirement, total and permanent disability, death or age 70½. While employed, a participant may withdraw a certain amount of his pre-tax and rollover contributions upon specified instances of financial hardship, and may withdraw all or any portion of his pre-tax and rollover account after attaining the age of 59½. A participant may withdraw all or any portion of his after-tax account at any time and for any reason. Amounts contributed by the Company to the accounts of Named Executives under this plan are included in the “All Other Compensation” column of the Summary Compensation Table on page 22.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment. There are no other agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment except as described below. Any agreement to provide additional payments or benefits to a terminating executive officer would be in the discretion of the Compensation Committee. The executive officers are not entitled to additional benefits at death or disability per the terms of the defined benefit plan. The amounts payable at retirement are disclosed in the “Pension Benefits” section on page 27. The executive officers can choose to receive the amounts accumulated in the Deferred Compensation Plan either as a lump sum or in installments at retirement, death or disability. These amounts have been disclosed under the “Nonqualified Deferred Compensation” section on page 28. The table below shows the incremental restricted shares that would become vested as of December 31, 2014, at the closing market price of $22.07 per share for our Common Stock, as of that date, in the case of retirement, death, disability or change in control.

		Stock Awards
Name		Number of shares underlying unvested stock (#)	Unrealized value of unvested stock
Gary W. Rollins	Retirement	—	—
	Death	310,500	$6,851,700
	Disability	151,188	$3,336,204
	Change in Control	310,500	$6,851,700
Harry J. Cynkus	Retirement	—	—
	Death	135,000	$2,979,000
	Disability	75,500	$1,666,033
	Change in Control	135,000	$2,979,000
R. Randall Rollins	Retirement	—	—
	Death	279,750	$6,173,150
	Disability	136,115	$3,003,595
	Change in Control	279,750	$6,173,150
John F. Wilson	Retirement	—	—
	Death	124,500	$2,747,300
	Disability	55,270	$1,219,643
	Change in Control	124,500	$2,747,300
Eugene A. Iarocci	Retirement	—	—
	Death	117,000	$2,581,800
	Disability	54,125	$1,194,358
	Change in Control	117,000	$2,581,800

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Accrued Pay and Regular Retirement Benefits. The amounts shown in the table on page 30 do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•     Accrued salary and vacation pay

•     Distributions of plan balances under the 401(k) plan, as described on page 29.

•     Nonqualified Deferred Compensation

Change in Control or Severance. The Company does not have any severance for its executive officers. However, upon the occurrence of a “Change in Control,” as determined by the Board of Directors, all unvested Time-Lapse Restricted Stock shall immediately vest.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

A group that includes the Company’s Vice Chairman and Chief Executive Officer Gary W. Rollins and his brother Chairman of the Board R. Randall Rollins and certain companies under their control possesses in excess of fifty percent of the Company’s voting power. Please refer to the discussion on pages 10-14 under the heading, “Corporate Governance and Board of Directors’ Committees and Meetings, Director Independence and NYSE Requirements, Controlled Company Exemption.” The group discussed above also controls in excess of fifty percent of the voting power of RPC, Inc. and Marine Products, Inc. All of the Company’s directors, with the exception of Thomas J. Lawley, M.D., John F. Wilson and Pamela R. Rollins, are also directors of RPC, Inc. and Marine Products Corporation.

Our Code of Business Ethics and Related Party Transactions Policy for Executive Officers and Directors provides that related party transactions, as defined in Regulation S-K, Item 404(a), must be reviewed, approved and/or ratified by our Nominating and Corporate Governance Committee. As set forth in our Code, our Nominating and Corporate Governance Committee has the responsibility to ensure that it only approve or ratify related party transactions that are in compliance with applicable law, consistent with the Company’s corporate governance policies (including those relative to conflicts of interest and usurpation of corporate opportunities) and on terms that are deemed to be fair to the Company. The Committee has the authority to hire legal, accounting, financial or other advisors, as it may deem necessary or desirable and/or to delegate responsibilities to executive officers of the Company in connection with discharging its duties. A copy of the Code is available at our website (www.rollins.com) under the heading “Corporate Governance.” All related party transactions for fiscal year ended December 31, 2014 were reviewed, approved and/or ratified by the Nominating and Corporate Governance Committee in accordance with the Code.

The Company provides certain administrative services and rents office space to RPC, Inc. (“RPC”) (a company of which Mr. R. Randall Rollins is also Chairman and which is otherwise affiliated with the Company). The service agreements between RPC and the Company provide for the provision of services on a cost reimbursement basis and are terminable on six months notice. The services covered by these agreements include office space, administration of certain employee benefit programs, and other administrative services. Charges to RPC (or to corporations which are subsidiaries of RPC) for such services and rent totaled less than $0.1 million for the years ended December 31, 2014, 2013 and 2012.

The Company rents office, hanger and storage space to LOR, Inc. (“LOR”) (a company controlled by R. Randall Rollins and Gary W. Rollins). Charges to LOR (or corporations which are subsidiaries of LOR) for rent totaled $1.0 million for the year ended December 31, 2014 and $1.1 million for the years ended 2013 and 2012.

In 2014, P.I.A. LLC, a company owned by the Chairman of the Board of Directors, R. Randall Rollins, purchased a Lear Model 35A jet and entered into a lease arrangement with the Company for Company use of the aircraft for business purposes.  The lease is terminable by either party on 30 days’ notice.  The Company pays $100.00 per month rent for the leased aircraft, and pays all variable costs and expenses associated with the leased aircraft, such as the costs for fuel, maintenance, storage and pilots. The Company has the priority right to use of the aircraft on business days, and Mr. Rollins has the right to use the aircraft for personal use through the terms of an Aircraft Time Sharing Agreement with the Company.  During 2014, the Company paid approximately $0.1 million in rent and operating costs for the aircraft. During 2014, the Company accounted for 100 percent of the use of the aircraft.

All transactions were approved by the Company’s Nominating and Governance Committee of the Board of Directors.

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INDEPENDENT PUBLIC ACCOUNTANTS

Principal Auditor

Grant Thornton has served as the Company’s independent registered public accountants for the fiscal years ended December 31, 2014 and 2013.

The Audit Committee has appointed Grant Thornton as Rollins, Inc.’s independent public accountants for the fiscal year ending December 31, 2015. Grant Thornton has served as the Company’s independent auditors for many years and is considered by management to be well qualified. Representatives of Grant Thornton are expected to be present at the annual meeting and they will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees

	2014	2013
Audit Fees (1)	$1,317,156	$1,254,838
Audit-Related Fees	—	—
All Other Fees	—	—
Total	$1,317,156	$1,254,838

(1)	Audit fees represent fees for professional services provided in connection with the audit of our internal control over financial reporting, audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

Pre-approval of Services

All of the services described above were pre-approved by the Company’s Audit Committee. The Audit Committee has determined that the payments made to its independent public accountants for these services are compatible with maintaining such auditors’ independence. All of the hours expended on the principal accountant’s engagement to audit the financial statements of the Company for the years 2014 and 2013 were attributable to work performed by full-time, permanent employees of the principal accountant. The Committee has no pre-approval policies or procedures other than as set forth below.

The Audit Committee is directly responsible for the appointment and termination, compensation, and oversight of the work of the independent public accountants, including resolution of disagreements between management and the independent public accountants regarding financial reporting. The Audit Committee is responsible for pre-approving all audit and non-audit services provided by the independent public accountants and ensuring that they are not engaged to perform the specific non-audit services proscribed by law or regulation. The Audit Committee has delegated pre-approval authority to its Chairman with the stipulation that his decision is to be presented to the full Committee at its next scheduled meeting.

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STOCKHOLDER PROPOSALS

Appropriate proposals of stockholders intended to be presented at the Company’s 2016 Annual Meeting of the Stockholders must be received by the Company by November 21, 2015 in order to be included, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, in the proxy statement and form of proxy relating to that meeting. With regard to such stockholder proposals, if the date of the next annual meeting of stockholders is advanced or delayed more than 30 calendar days from April 28, 2016, the Company will, in a timely manner, inform its stockholders of the change and of the date by which such proposals must be received. Stockholders desiring to present business at the 2016 Annual Meeting of Stockholders outside of the stockholder proposal rules of Rule 14a-8 of the Securities Exchange Act of 1934 and instead pursuant to Article Twenty-Seventh of the Company’s by-laws must prepare a written notice regarding such proposal addressed to Secretary, Rollins, Inc., 2170 Piedmont Road, NE, Atlanta, Georgia 30324, and deliver to or mailed and received no later than January 29, 2016 and no earlier than December 20, 2015. Stockholders should consult the by-laws for other specific requirements related to such notice and proposed business.

With respect to stockholder nomination of directors, the Company’s by-laws provide that nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors. Nominations must comply with an advance notice procedure which generally requires with respect to nominations for directors for election at an annual meeting, that written notice be addressed to: Secretary, Rollins, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324, and be received not less than ninety nor more than 130 days prior to the anniversary of the prior year’s annual meeting and set forth, among other requirements specified in the by-laws, the name, age, business address and, if known, residence address of the nominee proposed in the notice, the principal occupation or employment of the nominee for the past five years, the nominee’s qualifications, the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filings. Other specific requirements related to such notice, including required disclosures concerning the stockholder intending to present the nomination, are set forth in the Company’s by-laws. Notices of nominations must be received by the Secretary of the Company no later than January 29, 2016 and no earlier than December 20, 2015, with respect to directors to be elected at the 2016 Annual Meeting of Stockholders.

EXPENSES OF SOLICITATION

The Company will bear the solicitation cost of proxies. Upon request, the Company will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to their beneficial stockholders of record. Solicitation of proxies will be made primarily by mail. Proxies also may be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services. The Company has retained Georgeson, Inc. to conduct a broker search and to send proxies by mail for an estimated fee of approximately $6,500 plus shipping expenses.

ANNUAL REPORT

Our Annual Report as of and for the year ended December 31, 2014 is being provided to you with this proxy statement. The Annual Report includes our Form 10-K (without exhibits). The Annual Report is not considered proxy soliciting material.

FORM 10-K

On written request of any record or beneficial stockholder, we will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, which includes the consolidated financial statements. Requests should be made in writing and addressed to: Harry J. Cynkus, Senior Vice President, Chief Financial Officer and Treasurer, Rollins, Inc., 2170 Piedmont Road, NE Atlanta, Georgia 30324. We will charge reasonable out-of-pocket expenses for the reproduction of exhibits to Form 10-K should a stockholder request copies of such exhibits.

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OTHER MATTERS

Our Board of Directors knows of no business other than the matters set forth herein, which will be presented at the meeting. Since matters not known at this time may come before the meeting, the enclosed proxy gives discretionary authority with respect to such matters as may properly come before the meeting and it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors

Thomas E. Luczynski

Secretary

Atlanta, Georgia

March 20, 2015

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Rollins, inc. 2170 Piedmont Road, n.e. atlanta, GeoRGia 30324 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rollins, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M82574-P58617 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ROLLINS, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3. Vote on Directors o o o 1. Election of the three Class II nominees to the Board of Directors to serve for a term of three years: Nominees: 01) Gary W. Rollins 02) Larry L. Prince 03) Pamela R. Rollins Vote on Proposals For Against Abstain 2. To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm of the Company for 2015. o o o 3. To amend the Certificate of Incorporation of the Company to increase the number of authorized shares of capital stock to 375,500,000 shares. o o o 4. IN THE DISCRETION OF THE PROXIES, ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. For address changes and/or comments, please check this box and write them on the back where indicated. o Yes No Please indicate if you plan to attend this meeting. o o Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature[PLEASESIGNWITHINBOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M82575-P58617 ROLLINS, INC. PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ROLLINS, INC. ANNUAL MEETING OF STOCKHOLDERS April 28, 2015 The undersigned stockholders hereby appoints Gary W. Rollins and R. Randall Rollins, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of the Common Stock of Rollins, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 12:15 P.M., Eastern Time on April 28, 2015, at 2170 Piedmont Road, N.E., Atlanta, Georgia 30324, and at any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MATTER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address Changes/Comments: __________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE